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                       SECOND AMENDED NOTICE OF SECURITY
                       INTEREST IN INTELLECTUAL PROPERTY

         This Second Amended Notice of Security Interest in Intellectual Property is made as of December 13, 1995, by DAILEY PETROLEUM SERVICES CORP. (the "Debtor"), a Delaware corporation, with its principal place of business located at 2507 North Frazier, Conroe, Texas 77303, with reference to the following facts:

         WHEREAS, the Debtor entered into a Second Amended and Restated Loan Agreement between the Debtor and FIRST INTERSTATE BANK OF TEXAS, N.A. (the "Secured Party") dated as of December 13, 1995 (as the same may have been, or may be further, amended, modified, supplemented, restated and rearranged and in effect from time to time, the "Loan Agreement");

         WHEREAS, the Debtor has entered into a Second Amended and Restated Commercial Security Agreement dated as of December 13, 1995 (as the same may have been, or may be further, amended, modified, supplemented, restated, and rearranged and in effect from time to time, the "Security Agreement");

         WHEREAS, the Debtor is the owner of or has certain rights in patents, patent applications, trademark applications and registrations, copyright applications and registrations and such other intellectual property described in the Security Agreement (the "Assets").

         WHEREAS, the Debtor has granted the Secured Party a continuing security interest in and lien on the Assets on the terms and conditions set forth in the Security Agreement;

         WHEREAS, Debtor has agreed to record, from time to time, evidence of Secured Party's security interest in the Assets, or any portion thereof, in the United States Patent and Trademark Office, the Library of Congress and the United States Copyright Office, appropriately;

         WHEREAS, in compliance with such agreement, Debtor desires to record this Notice as evidence of Secured Party's security interest in the intellectual property more particularly described on Exhibit "A" attached hereto (collectively, the "Subject Property").

         NOW, THEREFORE, for valuable consideration and pursuant to the terms and conditions set forth in the Security Agreement, NOTICE IS HEREBY GIVEN
THAT:

         Pursuant to the Security Agreement, the Debtor has granted to the Secured Party a continuing security interest in and lien on the Subject Property or on the rights in that Subject Property now owned and hereafter acquired by the Debtor.
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         IN WITNESS WHEREOF, the Debtor has caused this Notice of Security
Interest in Intellectual Property to be executed by the undersigned, duly authorized representative as of the date noted below.

                                      DAILEY PETROLEUM SERVICES CORP.


                                      By /s/ DAVID T. TIGHE
                                         -------------------------------------
                                        David T. Tighe
                                        Vice President
                                        Date:  December 13, 1995